Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-220554

PROSPECTUS SUPPLEMENT NO. 2 DATED OCTOBER 22, 2018

(TO PROSPECTUS DATED NOVEMBER 1, 2017)

This prospectus supplement (this “Supplement No. 2”) supplements and amends the prospectus dated November 1, 2017 (the “Prospectus”) relating to the sale of up to 2,462,436 shares of our common stock that we sold to the selling stockholders either directly or upon exercise of common stock purchase warrants, such securities having been issued to purchasers in private placements consummated in 2016 and 2017, as set forth in more detail in the Prospectus. We have not and will not receive any proceeds from the sale of these shares by the selling stockholders.

On October 12, 2018, we filed Supplement No. 1 to the Prospectus to update the Selling Securities Holders table to reflect the assignment of a portion of the common stock purchase warrants originally owned by WATB ISA, LLC to DiamondRock, LLC. Subsequent thereto, the remainder of the warrants owned by WATB ISA, LLC were assigned to DiamondRock, LLC. This Supplement No. 2 reflects that subsequent assignment and transfer and supersedes in its entirety Supplement No. 1.

This Supplement No 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement No. 2. This Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information in this Supplement No. 2 updates and supersedes the information contained in the Prospectus.

Our common stock is traded on the NASDAQ Capital Market under the symbol “EAST.” On October 19, 2018, the closing sale price of our common stock on the NASDAQ Capital Market was $8.20 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 22, 2018.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” commencing on page 64 of the Prospectus is hereby supplemented and amended by adding the information below with respect to a selling stockholder not previously listed in the Prospectus (but that was listed in Supplement No. 1, which supplement is superseded by this Supplement No. 2), and by superseding the information with respect to the selling stockholder identified below that was previously listed in the Prospectus with the information below.

This information has been updated only to reflect the assignment by WATB ISA, LLC to DiamondRock, LLC of common stock purchase warrants to purchase an aggregate of 108,334 shares of our common stock. As a result of multiple assignments and transfers of its warrants to DiamondRock, LLC, WATB ISA, LLC no longer has securities registered for resale hereunder and has been deleted from the Selling Stockholders table.

The table below presents information regarding the selling stockholders and the common stock that they may sell or otherwise dispose of from time to time under the Prospectus and this Prospectus Supplement. The table is based on information supplied to us by the selling stockholders and reflects holdings as of October 22, 2018. Percentages of beneficial ownership are based upon 7,242,743 shares of common stock outstanding as of October 22, 2018. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholders the right to acquire common stock within 60 days of October 22, 2018 (December 22, 2018). Unless otherwise noted, the security holder identified below possesses sole voting and investment power with respect to the common stock.

The selling stockholder below has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years.

	Beneficial Ownership Prior to Offering				Beneficial Ownership After Offering
Name of Selling Stockholder	Number of Shares of Common Stock and Shares of Common Stock Issuable Upon Exercise of Selling Stockholder Warrants	Percent	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Offered Upon Exercise of Selling Stockholder Warrants	Number of Shares of Common Stock and Shares of Common Stock Issuable Upon Exercise of Selling Stockholder Warrants	Percent

DiamondRock, LLC	108,334	1.5%	-	108,334	-	-